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(713)  758-2222                                                   (713) 758-2346

                                 July 17, 1997



CORESTAFF, Inc.
4400 Post Oak Parkway, Suite 1130
Houston, Texas  77027

Ladies and Gentlemen:

         We have acted as counsel to CORESTAFF, Inc., a Delaware corporation ("CORESTAFF"), in connection with the preparation of the Registration Statement on Form S-3 (the "Registration Statement") filed on July 17, 1997, with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to (a) CORESTAFF's (i) Convertible subordinated notes due 2004 (the "Notes"), which may be convertible into common stock, par value $.01 per share, of CORESTAFF ("Common Stock") and
(ii) shares of Common Stock (such Notes and Common Stock are collectively referred to herein as the "Securities"), which Securities may be issued for an aggregate initial offering price not to exceed $413,137,500, plus such amounts for the registration of additional Securities pursuant to Rule 462(b) under the Securities Act.

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Restated Certificate of Incorporation and Bylaws of CORESTAFF, each as amended to the date hereof, (ii) the Indenture (the "Indenture") to be entered into between CORESTAFF and a trustee, in the form to be included as an exhibit to the Registration Statement and (iii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

         In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), and the Rule 462(b) Registration Statement (if any) will have become effective; (ii) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement and the applicable Prospectus; (iii) the Indenture will be duly authorized, executed and delivered by CORESTAFF and a trustee qualified under the Trust Indenture Act of 1939, as amended (the "TIA"), in substantially the form reviewed by us; (iv)
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CORESTAFF, Inc.
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July 17, 1997

a definitive underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by CORESTAFF and the other parties thereto; and (vi) any Securities issuable upon conversion of the Notes being offered will have been duly authorized, created and, if appropriate, reserved for issuance upon such conversion.

         Based on the foregoing, we are of the opinion that:

         1.      With respect to Notes to be issued under the Indenture, when
(i) the Indenture has been duly qualified under the TIA; (ii) the Board of Directors of CORESTAFF or, to the extent permitted by Section 141 of the Delaware General Corporation Act (the "DGCL"), a duly constituted and acting committee thereof (such Board of Directors or committee being referred to herein as the "Board") has taken all necessary corporate action to approve the issuance and terms of such Notes, the terms of the offering thereof and related matters;
(iii) the terms of such Notes and of their issuance and sale have been established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon CORESTAFF and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over CORESTAFF; and (iv) such Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and in accordance with the applicable definitive underwriting or similar agreement approved by the Board upon payment of the consideration provided for therein, such Notes will be legally issued and will constitute valid and binding obligations of CORESTAFF, enforceable against CORESTAFF in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally and general principles of equity and will be entitled to the benefits of the Indenture.
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CORESTAFF, Inc.
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July 17, 1997

         2. With respect to shares of Common Stock, when (i) the Board has taken all necessary corporate action to approve the issuance and terms of the offering thereof and related matters; and (ii) certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered either (a) in accordance with the applicable definitive underwriting or similar agreement approved by the Board upon payment of the consideration therefor (not less than the par value of the Common Stock) provided for therein, or (b) upon conversion of the Notes in accordance with the terms of such Notes providing for such conversion, as approved by the Board, for the consideration approved by the Board (not less than the par value of the Common Stock), the shares of Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

         The foregoing opinions are limited in all respects to the laws of the State of New York, the General Corporation Law of the State of Delaware and federal laws.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

                                        Very truly yours,

                                        /s/ VINSON & ELKINS L.L.P.

                                        VINSON & ELKINS L.L.P.